Exhibit 99.1

ITT Corporation

1133 Westchester Ave.
White Plains, NY 10604
tel 914 641 2000

Investors:	Media:
Melissa Trombetta	Kathleen Bark
+1 914-641-2032	+1 914-641-2103
melissa.trombetta@itt.com	kathleen.bark@itt.com

ITT elects Orlando D. Ashford to its board of directors

WHITE PLAINS, N.Y., Dec. 14, 2011 - ITT Corporation (NYSE: ITT) today announced that it has elected Orlando D. Ashford to its Board of Directors. Ashford, 43, is senior vice president, chief human resources and communications officer for Marsh & McLennan Companies.

Ashford previously served as group director of human resources for Eurasia and Africa for the Coca-Cola Company and vice president of global human resources strategy and organizational development for Motorola Inc. He has also held leadership positions with Mercer Delta Consulting, Ameritech and Andersen Consulting.

“We are very pleased to welcome Orlando to our Board of Directors,” said Denise Ramos, CEO and president of ITT. “With his broad background of strategic human resources leadership and his extensive international experience, Orlando will bring a valuable perspective to our board that will help us continue to drive growth and deliver value to shareholders.”

Ashford is on the Board of Directors for the Executive Leadership Council (ELC) and serves on advisory boards for Purdue University School of Technology, the NFL Players Association and The Ladders. He is also on the Board of Directors for Streetwise Partners.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for growing industrial end-markets in energy infrastructure, electronics, aerospace and transportation. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than fifteen countries and sales in more than 125 countries. The company generated pro forma 2010 revenues of approximately $2 billion. For more information, visit www.itt.com.

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